Exhibit 99.1

BIMI Announces Entry into a Material Definitive Agreement

NEW YORK, Dec. 13, 2022 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a healthcare products and services provider, today announced its entry into an Amendment to the Stock Purchase Agreement originally entered into as of April 9, 2021 (the “Amendment”) for the acquisition of Wuzhou Qiangsheng Hospital Co., Ltd., Suzhou Eurasia Hospital Co., Ltd. and Yunan Yuxi Minkang Hospital Co., Ltd. (collectively the "Hospitals”).

The Amendment provided for the reduction of the purchase price for the Hospitals from RMB 162,000,000 to RMB 80,000,000, including a retroactive decrease in the closing cash payment from RMB 20,000,000 to mil and a retroactive decrease in the closing stock payment from 800,000 shares of the BIMI common stock to 164,000 shares of BIMI common stock.  As a result of the amendment, the sellers of the Hospitals agreed to return RMB 20,000.000 in cash and 636.000 shares of the Company's common stock immediately. The sellers agreed that the 2021 and 2022 performance targets as set forth in the April 2021 agreement were not met and therefore, they are not entitled to either of the contingent payments provided for in the original agreement.

In light of the forfeited performance payments due to the Hospitals' failure to meet the performance targets for 2021 and 2022, a new 2023 performance target of RMB 5,500,000 in net profit and a corresponding performance payment in the amount of RMB 64,000,000 were added in the Amendment as well as certain post-closing agreements which give the Company the right to sell the Hospitals back to their original owners upon the occurrence of certain events, and the original owners the right to buy the Hospitals back upon occurrence of certain events.

All the numbers of shares of the Company's common stock in this press release do not reflect the reverse stock split that became effective at 5pm on December 9, 2022.

About BIMI International Medical Inc.

BIMI International Medical Inc. is a healthcare products and services provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:

Investor Relations Department of BIMI International Medical Inc.
Tel: +1(949)-981-6274
Email: vinson@usbimi.com